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                                                                     EXHIBIT 3.2


                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           REGISTRY MAGIC INCORPORATED

       Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of REGISTRY MAGIC INCORPORATED, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, does hereby certify:

         First: That pursuant to Unanimous Written Consent of the Board of Directors of said Corporation dated May 8, 2001, and Special Meeting of the Shareholders of said Corporation on June 19, 2001, the Board of Directors and Majority Shareholders approved the Amendment to the Corporation's Articles of Incorporation as follows:

         Article I of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

                                    ARTICLE I

                                 CORPORATE NAME

         The name of this Corporation shall be: VOICEFLASH NETWORKS, INC.

         Article IV of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   ARTICLE IV

                                  CAPITAL STOCK

         The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be fifty million (50,000,000) shares of Common Stock with a par value of $.001 per share and five million (5,000,000) shares of Preferred Stock having a par value of $.01 per share.

Brian A. Pearlman, Esq.
Florida Bar No. 0157023
Atlas Pearlman, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, FL 33301
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         Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to Unanimous Written Consent of the Board of Directors on May 8, 2001, and by the Majority Shareholders of the Common Stock of the Corporation by vote on June 19, 2001. The vote was taken pursuant to a Special Meeting of the Shareholders of the Corporation, a record date was set and a proxy was delivered to record holders as of April 30, 2001. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the acting Chief Executive Officer of this Corporation, has executed these Articles of Amendment as of
______________.

                           REGISTRY MAGIC INCORPORATED

                           By:
                              ------------------------------------------------
                                 Lawrence Cohen
                                 Chairman and Acting Chief Executive Officer


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